                                                             Exhibit 11.1


                        IFX CORPORATION AND SUBSIDIARIES
                    Computation of Earnings Per Common Share

                                            Year Ended June 30,
                                  ----------------------------------------
                                      1997          1996          1995
                                  ------------  ------------  ------------
Earnings

  Net income (loss)               $ 3,183,800   $(1,133,100)  $ 2,411,600

  Deduct assumed dividends on
  Class A preferred stock             (23,300)      (40,000)      (40,000)
                                  -----------   -----------   -----------

  Net income (loss) applicable
  to common stock                 $ 3,160,500   $(1,173,100)  $ 2,371,600
                                  ===========   ===========   ===========
Shares

  Weighted average number of
  common shares outstanding        33,084,467    33,721,179    30,680,524
                                  ===========   ===========   ===========
Earnings (loss) per
 common share:

 Net income (loss)                $       .10   $      (.03)  $       .08
                                  ===========   ===========   ===========


Note: Fully diluted earnings per share have not been presented because the effects are not material.